                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)*
                        SigmaTron International, Inc.
                        -----------------------------
                              (Name of Issuer)

                                 Common Stock
                                 ------------
                       (Title of Class of Securities)

                                  82661L101
                                  ---------
                               (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                              Page 1 of 4 pages


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                                 SCHEDULE 13G


CUSIP NO. 82661L101                               PAGE 2 OF 4 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Gary F. Fairhead

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   155,662**
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           155,622**
                ---------------------------------------------------------------
                8  SHARE DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   155,662**
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

                   N/A
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   5.49%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

                   IN
-------------------------------------------------------------------------------
       **Includes 14,250 options which are deemed currently excerisable

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   ITEM 1 (A)  Name of Issuer:   SigmaTron International, Inc.

   ITEM 1 (B)  Address of Issuer's Principal Executive Offices:

               2201 Landmeier Road
               Elk Grove Village, Illinois 60007

   ITEM 2 (A)  Name of Person Filing:
               Gary R. Fairhead

   ITEM 2 (B)  Address of Principal Business Office, or, if none, Residence:
               SigmaTron International, Inc.
               2201 Landmeier Road
               Elk Grove Village, Illinois 60007

   ITEM 2 (C)  Citizenship:
               United States

   ITEM 2 (D)  Title of Class of Securities:
               Common Stock, Par value $0.01 per share

   ITEM 2 (E)  CUSIP Number:
               82661L101

   ITEM 3      Not Applicable

   ITEM 4      Ownership:
               The following information is provided as of December 31, 1996:

               (a)  Amount Beneficially Owned:   155,662*

               (b)  Percent of Class:    5.49%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 155,662*
                    (ii)  shared power to vote or to direct the vote: 0
                    (iii) sole power to dispose or to direct the disposition
                          of: 155,662*
                    (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5  Ownership of Five Percent or Less of a Class:   Not Applicable


ITEM 6 Ownership of More than Five Percent on Behalf of Another Person: Not Applicable


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


ITEM 8  Identification and Classification of Members of the Group: Not
        Applicable


* includes options for 14,250 shares which are deemed exercisable

ITEM 9   Notice of Dissolution of Group: Not Applicable


ITEM 10  Certification: Not Applicable




SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/12/97
                                          ----------------------------
                                                     Date

                                               /s/ Gary Fairhead
                                          ----------------------------
                                                   Signature

                                                Gary R. Fairhead
                                          ----------------------------
                                                   Name/Title


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).